Exhibit 10.1

NOVASTAR MORTGAGE, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF

JANUARY 1, 2004

NOVASTAR MORTGAGE, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2004

TABLE OF CONTENTS

SECTION 1 INTRODUCTION AND DEFINITIONS	1

1.1. STATEMENT OF PLAN.	1

1.2. DEFINITIONS.	1

1.2.1. Account	1

1.2.2. Affiliate	1

1.2.3. Annual Valuation Date	1

1.2.4. Base Salary	1

1.2.5. Beneficiary	1

1.2.6. Board of Directors	1

1.2.7. Bonus	1

1.2.8. Change in Control	2

1.2.9. Change in Financial Condition	2

1.2.10. Code	3

1.2.11. Committee	3

1.2.12. Common Stock	3

1.2.13. Disabled or Disability	3

1.2.14. Early Retirement Date	3

1.2.15. Employer	3

1.2.16 Employer Discretionary Contribution	3

1.2.17. Enrollment Period	3

1.2.18 ERISA	3

1.2.19. Hours of Service	3

1.2.20. Normal Retirement Date	3

1.2.21 Participant	4

1.2.22. Plan	4

1.2.23. Plan Year	4

1.2.24 Termination of Employment	4

1.2.25 Trust	4

1.2.26. Valuation Date	4

1.2.27. Years of Service	4

1.3. GENDER	4

1.3.1. Gender and Number	4

SECTION 2 PARTICIPATION	4

2.1. WHO MAY PARTICIPATE	4

2.1.1. Eligible Participant	4

2.1.2. Terms and Conditions of Participation	4

2.1.3. Termination of Participation	5

2.1.4. Change in Employment Status	5

SECTION 3 CREDITS TO ACCOUNTS	5

3.1. VOLUNTARY DEFERRALS FROM SALARY.	5

3.1.1. Amount of Deferrals	5

3.1.2. Additional Credits	5

3.1.3. Crediting to Accounts	5

3.2. VOLUNTARY DEFERRALS FROM BONUSES.	5

3.2.1. Amount of Deferrals	5

3.2.2. Crediting to Accounts	6

3.3. VOLUNTARY DEFERRAL OF STOCK AWARDS.	6

3.3.1. Amount of Deferrals	6

3.3.2. Crediting to Accounts	6

3.3.3. Restrictions on Stock Awards	6

3.4. EMPLOYER DISCRETIONARY CONTRIBUTION	6

3.5. CREDITS FROM MEASURING INVESTMENTS	6

3.6. OPERATIONAL RULES FOR DEFERRALS	7

SECTION 4 ADJUSTMENT OF ACCOUNTS	7

4.1. ESTABLISHMENT OF ACCOUNTS	7

4.2. ACCOUNTING RULES	7

SECTION 5 VESTING OF ACCOUNTS	7

5.1. PARTICIPATION DEFERRALS.	7

5.2. EMPLOYER DISCRETIONARY CONTRIBUTIONS.	7

5.3. EXCEPTIONS TO VESTING SCHEDULE.	7

SECTION 6 SPENDTHRIFT PROVISION	8

SECTION 7 DISTRIBUTIONS	8

7.1. TIME OF DISTRIBUTION	8

7.1.1. Application for Distribution	8

7.1.2. Code §162(m) Delay	8

7.2. BENEFIT UPON NORMAL OR EARLY RETIREMENT	8

7.2.1. Form of Distribution	8

7.2.2. Manner and Time of Election.	8

7.2.3. Calculation of Installment Amounts	9

7.2.4. Request for Lump Sum Payment	9

7.3. BENEFIT UPON TERMINATION OF EMPLOYMENT	9

7.4. PAYMENT TO BENEFICIARY	9

7.4.1. Pre-Retirement Death Benefit	9

7.4.2. Post-Retirement Death Benefit	9

7.4.3. Additional Death Benefit	9

7.5. DESIGNATION OF BENEFICIARIES.	10

7.5.1. Right to Designate	10

7.5.2. Failure of Designation	10

7.5.3. Disclaimers by Beneficiaries	10

7.6. DEATH PRIOR TO FULL DISTRIBUTION.	10

7.7. FACILITY OF PAYMENT.	10

7.8. IN-SERVICE DISTRIBUTIONS.	11

7.8.1. Pre-Selected In-Service Distributions	11

7.8.2. On Demand In-Service Distributions	11

7.8.3. In-Service Distribution for Financial Hardship	11

7.9. EFFECT OF DISABILITY.	12

7.10. DISTRIBUTIONS IN CASH	12

SECTION 8 FUNDING OF PLAN	12

8.1. UNFUNDED PLAN.	12

8.2. CORPORATE OBLIGATION.	12

SECTION 9 AMENDMENT AND TERMINATION	13

9.1. AMENDMENT AND TERMINATION	13

9.2 NO ORAL AMENDMENTS.	13

9.3. PLAN BINDING ON SUCCESSORS.	13

SECTION 10. DETERMINATIONS - RULES AND REGULATIONS	13

10.1. DETERMINATIONS	13

10.2. RULES AND REGULATIONS	13

10.3. METHOD OF EXECUTING INSTRUMENTS	14

10.4. CLAIMS PROCEDURE.	14

10.4.1. Original Claim	14

10.4.2. Review of Denied Claim	14

10.4.3. General Rules	14

10.5. LIMITATIONS AND EXHAUSTION.	15

10.5.1. Limitations	15

10.5.2. Exhaustion Required	15

SECTION 11 PLAN ADMINISTRATION	16

11.1. OFFICERS.	16

11.2. BOARD OF DIRECTORS.	16

11.3. COMMITTEE.	16

11.4. DELEGATION	17

11.5. CONFLICT OF INTEREST.	17

11.6. ADMINISTRATOR.	17

11.7. SERVICE OF PROCESS.	17

11.8. EXPENSES	17

11.9. TAX WITHHOLDING	17

11.10. CERTIFICATIONS	17

11.11. ERRORS IN COMPUTATIONS.	17

SECTION 12 CONSTRUCTION	17

12.1. APPLICABLE LAWS.	17

12.1.1. ERISA Status	17

12.1.2. IRC Status	18

12.1.3. References to Laws	18

12.2. EFFECT ON OTHER PLANS	18

12.3. DISQUALIFICATION	18

12.4. RULES OF DOCUMENT CONSTRUCTION	18

12.5. CHOICE OF LAW	18

12.6. NO EMPLOYMENT CONTRACT	18

NOVASTAR MORTGAGE, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF

JANUARY 1, 2004

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1. Statement of Plan. The Plan was adopted by NovaStar Mortgage, Inc. (the “Sponsor”) effective as of January 1, 2002, for the purpose of providing eligible employees of the Sponsor and its affiliated businesses (collectively the “Employers”) with an opportunity to defer additional compensation on a tax-deferred basis. The Plan is designed as unfunded, deferred compensation plan for the benefit of a select group of management and highly compensated employees. Effective as of January 1, 2004, the Plan is amended and restated in its entirety as set forth herein.

1.2. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1. Account means the separate bookkeeping account representing the separate unfunded and unsecured general obligation of the Employers established with respect to each person who is a Participant in this Plan in accordance with Section 2 and to which is credited the amounts specified in Section 3 and Section 4 and from which are subtracted payments made pursuant to Section 7.

1.2.2. Affiliate means a business entity which is affiliated in ownership with the Sponsor either directly or indirectly, and is recognized as an Affiliate by the Committee for purposes of this Plan.

1.2.3. Annual Valuation Date means each December 31.

1.2.4. Base Salary means, with respect to a Participant, such Participant’s annual rate of base salary, plus commissions paid to such Participant by his Employer before reduction because of salary deferrals into this Plan or any other plan or arrangement of the Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is reduced in accordance with Code Section 401(k) or Code Section 125. Base salary shall exclude all other remuneration paid by the Participant’s Employer, such as Bonuses, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses and automobile expenses) and fringe benefits payable in a form other than cash.

1.2.5. Beneficiary means a person designated by a Participant (or automatically by operation of the Plan) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.6. Board of Directors means the Board of Directors of the Sponsor or its successor. “Board of Directors” shall also mean and refer to any properly authorized committee of the Board of Directors.

1.2.7. Bonus means, with respect to a Participant, the total cash remuneration paid or payable under the various annual management bonus programs (“annual bonuses”) by an Employer to such individual, including any amount which would be included in the definition of Bonus, but for the individual’s election to defer some or all of his or her annual bonus pursuant to this Plan; but excluding any other remuneration paid by such Participant’s Employer, such as Base Salary, commissions, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses and automobile allowances), and fringe benefits payable in a form other than cash.

1.2.8. Change of Control shall be deemed to have occurred upon the occurrence of one or more of the following events with respect to NovaStar Financial, Inc. (“NFI”):

(i) any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Act) of 50 percent or more of either the outstanding shares of common stock of NFI or the combined voting power of NFI’s outstanding voting securities entitled to vote generally;

(ii) the approval by the stockholders of NFI of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of NFI immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated NFI’s then outstanding securities;

(iii) the approval by the stockholders of NFI of a complete liquidation or dissolution of NFI or a sale of all or substantially all of the assets of NFI; or

(iv) the following individuals cease for any reason to constitute at least two-thirds (2/3) of the number of directors of NFI then serving: individuals who, on the effective date of the Plan, constitute the board of directors of NFI and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of NFI, as such terms are used in Rule 14A-11 of the Securities Exchange Act of 1934) whose appointment or election by the board of directors of NFI or nomination of election by NFI’s stockholders was approved by a vote of at least two-thirds (2/3) of NFI’s directors then still in office who either were directors on the effective date of the Plan, or whose appointment, election, or nomination for election was previously approved; or (e) the adoption of a resolution by the board of directors of NFI to the effect that any person has acquired effective control of the business and affairs of NFI.

1.2.9. Change in Financial Condition shall be deemed to occur upon the occurrence of one or more of the following events with respect to NovaStar Financial, Inc. (“NFI”):

(i) The Tangible Net Worth of NFI at any time is less than (i) $85,000,000 plus (ii) an amount equal to 75% of proceeds received by NFI from issuance of equity securities during the current fiscal year of NFI through and including the date immediately prior to the date of determination minus (iii) an amount equal to the purchase price paid by NFI to reacquire any of its outstanding equity securities during the current fiscal year of NFI through and including the date immediately prior to the date of determination;

(ii) The ratio of NFI’s Total Indebtedness to Tangible Net Worth at any time exceeds 7:1; or

(iii) For any period of two consecutive fiscal quarters, the Adjusted Net Income of NFI is less than $1.00.

“Adjusted Net Income” means the net earnings (or loss) of NFI for any fiscal period, as reflected on the financial statements of NFI prepared in accordance with Generally Accepted Accounting Principals, but excluding income taxes and any distributions.

“Tangible Net Worth” means a sum equal to: (i) the net book value (after deduction related depreciation, obsolescence, amortization, and other proper reserves) at which the tangible assets of NFI would be shown on a balance sheet at such date in accordance with Generally Accepted Accounting Principles, less (ii) the amount at which NFI’s liabilities (other than capital stock and surplus) would be shown on such balance sheet in accordance with Generally Accepted Accounting Principles, and including as liabilities all reserves for contingencies and other potential liabilities.

“Total Indebtedness” means all items which in accordance with Generally Accepted Accounting Principles would be included in determining total liabilities as shown on the liability side of a balance sheet of NFI as of the date as of which such indebtedness is to be determined, including, without limitation, any indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes and all obligations of other persons or entities guaranteed by NFI.

1.2.10. Code means the Internal Revenue Code of 1986, as amended.

1.2.11. Committee means the Compensation Committee of the Sponsor appointed by and serving at the direction of the Board of Directors.

1.2.12. Common Stock means the common stock of NovaStar Financial, Inc.

1.2.13. Disabled or Disability, with respect to a Participant, shall have the same definition as in the Employer’s existing long term disability insurance program, or in the absence of such program or if a Participant is not eligible to participate in such program, then any disability which the Committee, in its discretion, reasonably expects will qualify such individual for disability benefits under the Social Security Act.

1.2.14. Early Retirement Date means the last day of the calendar month in which the Participant reaches the age of 55 while in the employ of the Employer or if later, completes at least ten (10) years of service with the Employer.

1.2.15. Employer means the Sponsor and any Affiliate that employs persons who are designated for participation in this Plan.

1.2.16. Employer Discretionary Contribution means the amounts credited to the Plan in accordance with Section 3.4.

1.2.17. Enrollment Period means the period of time designated by the Committee prior to the first day of each Plan Year (or the initial enrollment date in the case of new Participants) during which an eligible person may elect to participate in the Plan.

1.2.18. ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.2.19. Hours of Service means hours of service determined in accordance with the provisions of the NovaStar Financial, Inc. 401(k) Plan (or any successor plan).

1.2.20. Normal Retirement Date means the last day of the calendar month in which the Participant reaches the age of 65 while in the employ of the Employer.

1.2.21. Participant means an employee of an Employer who is designated as eligible to participate in this Plan in accordance with the provisions of Section 2 and who has elected to defer compensation under Section 3. An employee who has become a Participant shall be considered to continue as a Participant in this Plan until the date of the Participant’s death or, if earlier, the date when the Participant no longer has any Account under this Plan (that is, the Participant has received a distribution of all of the Participant’s Account).

1.2.22. Plan means the NovaStar Mortgage, Inc. Deferred Compensation Plan, as amended from time to time.

1.2.23. Plan Year means the twelve (12) consecutive month period ending on each Annual Valuation Date.

1.2.24. Termination of Employment means a complete severance of an employee’s employment relationship with the Employers and all Affiliates, for any reason other than the employee’s death. A transfer from employment with an Employer to employment with an Affiliate of an Employer shall not constitute a Termination of Employment. If an Employer who is an Affiliate ceases to be an Affiliate because of a sale of substantially all the stock or assets of the Employer, then Participants who are employed by that Employer and who cease to be employed by a participating Employer in this Plan on account of the sale of substantially all the stock or assets of the Employer shall be deemed to have thereby had a Termination of Employment for the purpose of commencing distributions from this Plan.

1.2.25. Trust means the NovaStar Mortgage, Inc. Deferred Compensation Trust Agreement, as amended from time to time.

1.2.26. Valuation Date means the business day coincident with or next preceding the Annual Valuation Date and the last business day of each other month, and any other date designated by the Committee in its discretion.

1.2.27. Years of Service means the number of consecutive Plan Years (including years prior to the original effective date of this Plan) for which the Participant had at least 1,000 Hours of Service.

1.3. Gender.

1.3.1. Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

SECTION 2

PARTICIPATION

2.1. Who May Participate.

2.1.1. Eligible Participant. Only an employee of an Employer who is eligible for the Plan and who is selected for participation in this Plan for a particular Plan Year by the Committee shall be eligible to become a Participant in this Plan.

2.1.2. Terms and Conditions of Participation. Each selected employee shall be eligible to become a Participant as of the day designated by the Committee (or, if the Committee does not designate a day of initial participation, as of the first day of the next following Plan Year). The Committee shall not select any employee for participation unless the Committee determines that such employee is a member of a select group of management or highly compensated employees (as that expression is used in ERISA). The Committee may at any time determine that a Participant is no longer eligible to make voluntary deferrals under Section 3.1 or Section 3.2.

2.1.3. Termination of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of (i) payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan, or (ii) the occurrence of an event specified in Section 2.1.4. which results in loss of benefits.

2.1.4. Change in Employment Status. If a Participant has a change in his or her employment responsibilities, title and/or compensation, such that the Participant would not qualify for initial participation in the Plan as determined by the Committee, the Committee shall have the right to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which such Participant’s membership status changes, (ii) prevent such Participant from making future deferral elections and receiving Employer contributions, and/or (iii) immediately distribute the Participant’s benefit in the Plan. A Participant whose participation in the Plan has terminated as a result of his change in employment responsibilities, title and/or compensation shall not be eligible to recommence participation in the Plan unless and until the Participant again qualifies for participation.

SECTION 3

CREDITS TO ACCOUNTS

3.1. Voluntary Deferrals from Salary.

3.1.1. Amount of Deferrals. On forms furnished by and filed with the Committee, a Participant may elect to defer between (and including) 1% and 50% of such Participant’s Base Salary for a Plan Year. The Committee or Board of Directors may establish prospectively other limits or other pay eligible for deferral. To be effective for a Plan Year, the form must be received by the Committee during the Enrollment Period.

3.1.2. Additional Credits. As a condition of participating in this Plan, each Participant shall be deemed to have elected to defer under this Plan an amount equal to the dollar amount, if any, that is distributable to such Participant by reason of the Employer’s 401(k) savings plan exceeding the applicable limitations on elective deferrals and/or matching contributions under Code Sections 402(g), 401(k)(3) or 401(m)(2) and the Treasury regulations issued thereunder. Any such amounts deferred pursuant to the foregoing shall be treated in the same manner as the Participant’s deferral amounts under Section 3.1.1.

3.1.3. Crediting to Accounts. The Committee shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of Base Salary or other pay under Section 3.1.1. Such amount shall be credited within three business days of the date on which such salary or other pay would otherwise have been paid to the Participant.

3.2. Voluntary Deferrals from Bonuses.

3.2.1. Amount of Deferrals. On forms furnished by and filed with the Committee, a Participant may elect to defer up to 100% of such Participant’s Bonus. To be effective, a Bonus deferral election must be received by the Committee prior to the first day of the Plan Year (or such earlier deadline) during which such Bonus is otherwise payable.

3.2.2. Crediting to Accounts. The Committee shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of Bonus under Section 3.2.1. Such amount shall be credited within three business days of the date in which such Bonus would otherwise have been paid to the Participant.

3.3. Voluntary Deferral of Stock Awards.

3.3.1. Amount of Deferrals. On forms furnished by and filed with the Committee, a Participant may elect to defer up to 100% of such Participant’s stock awards granted under the terms of the NovaStar Financial, Inc. 1996 Executive and Non-Employee Director Stock Option Plan (or any successor plan). To be effective, a deferral election must be received by the Committee prior to the first day of the Plan Year (or such earlier deadline) during which such stock award is otherwise payable.

3.3.2. Crediting to Accounts. The Committee shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s deferred stock awards under Section 3.2.1. Such amount shall be credited within three business days of the date in which such awards would otherwise have been paid to the Participant. Deferrals under this Section 3.3 shall be deemed invested in the Common Stock Measuring Investment at all times.

3.3.3. Restriction on Stock Awards. Any deferred stock awards credited pursuant to this Section shall be subject to any additional terms, conditions and restrictions specified by the Employer (including without limitation a restriction on resale of Common Stock following payment of benefits).

3.4. Employer Discretionary Contribution. Each Employer who has Participants in the Plan may at the total discretion of each such Employer, choose to make additional contributions on behalf of Participants in the Plan. Any Employer Discretionary Contributions credited pursuant to this Section shall be subject to the vesting rules of Section 5, unless otherwise specified by the Employer at the time of such contributions. Notwithstanding Section 3.5 or any other provision in this Plan to the contrary, the Employer may specify that any contribution credited pursuant to this Section shall be deemed to be invested in the Common Stock Measuring Investment and shall be subject to additional terms, conditions and restrictions following distribution from the Plan (including without limitation a restriction on resale).

3.5. Credits from Measuring Investments. On forms furnished by and filed with the Committee prior to the first day of each month, each Participant shall designate the following “Measuring Investments,” which shall be used to determine the value of such Participant’s Account:

(a)	A Measuring Investment for the opening balance of the Account as of the first day of each valuation period, and

(b)	A Measuring Investment for the compensation that is deferred and credited to the Account as of the last business day of the prior valuation period.

The Accounts and such Measuring Investments are specified solely as a device for computing the amount of benefits to be paid by the Employers under this Plan, and the Employers are not required to purchase such investments. The Measuring Investments available for election by Participants shall include a deemed (but not actual) investment in Common Stock as reported on the New York Stock Exchange composite tape on the applicable Valuation Date.

Participants may elect to transfer their account balances between the Measuring Investments in such manner and at such times as determined by the Committee in its sole discretion; provided, however, a Participant may only direct that prospective contributions (and not existing account balances) be credited into the Common Stock Measuring Investment and no amounts credited to the Common Stock Measuring Investment may be transferred to any other Measuring Investment. Additional Measuring Investments and rules for implementation of this Section (including rules for designating and changing Measuring Investments) shall be determined (and revised) by the Committee.

3.6. Operational Rules for Deferrals. A Participant’s election to defer under Section 3.1 or 3.2 shall be “evergreen” (that is, it shall remain in effect for such Plan Year and, unless timely revised by the Participant for a later Plan Year before the beginning of such Plan Year, for all later Plan Years). If a Participant’s pay after deferrals is not sufficient to cover tax or other payroll withholding requirements, the Committee shall reduce the Participant’s deferrals to the extent necessary to cover such requirements.

SECTION 4

ADJUSTMENT OF ACCOUNTS

4.1. Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account which shall be adjusted each Valuation Date.

4.2. Accounting Rules. The Committee may adopt (and revise) accounting rules for the Accounts (but such rules shall not change the Valuation Dates).

SECTION 5

VESTING OF ACCOUNTS

5.1. Participation Deferrals. Subject to Section 3.3.3, Participant deferrals made pursuant to Sections 3.1, 3.2 and 3.3 shall be fully vested immediately.

5.2. Employer Discretionary Contributions. Unless otherwise specified by the Employer at the time of contribution, each Participant’s interest in Employer Discretionary Contributions under Section 3.4 shall vest according to the following schedule:

Years Of Service	Percentage of Employer Contributions Vested
1	25%
2	50%
3	75%
4	100%

For purposes of crediting Years of Service under the foregoing Schedule, a Participant will be credited with Years of Service beginning with the year in which the Participant began his employment with the Employer.

5.3. Exceptions to Vesting Schedule. Employer Discretionary Contributions shall be fully vested upon a Participant’s death prior to Termination of Employment, Disability, or attainment of his Normal Retirement Date, and upon a Change of Control or Change in Financial Condition..

SECTION 6

SPENDTHRIFT PROVISION

No Participant or Beneficiary shall have any interest in the Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Employer, nor shall the Committee recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process before the Account is distributed to the Participant or Beneficiary.

The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof and any attempt of a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Committee.

SECTION 7

DISTRIBUTIONS

7.1. Time of Distribution. A Participant’s vested Account (reduced by the amount of any applicable payroll, withholding and other taxes) shall be distributable upon the Normal Retirement, Early Retirement or Termination of Employment of the Participant. The amount of such distribution shall be determined as of the Valuation Date immediately following such date and shall be actually paid (or, in the case of installments, commenced) by the Employers as soon as practicable after such determination (but in no event later than 90 days after such Valuation Date).

7.1.1. Application for Distribution. A Participant shall not be required to make application to receive payment. Distribution shall not be made to any Beneficiary, however, until such Beneficiary shall have filed a written application for benefits in a form acceptable to the Committee and such application shall have been approved by the Committee.

7.1.2. Code §162(m) Delay. If the Committee determines that delaying the time that initial payments are made or commenced would increase the probability that such payments would be fully deductible for federal or state income tax purposes, the Employers may unilaterally delay the time of the making or commencement of payments for up to twenty-four (24) months after the date such payments would otherwise be payable.

7.2. Benefit Upon Normal or Early Retirement.

7.2.1. Form of Distribution. In the event of a Participant retires on or after attaining his Normal or Early Retirement Date, the Participant’s Account shall be distributed at the Participant’s election in either (a) a single lump sum or (b) a series of 5, 10 or 15 annual installments. In the absence of any such election, distribution shall be made in a single lump sum.

7.2.2. Manner and Time of Election. On forms furnished by and filed with the Committee, each Participant shall elect at the time of initial enrollment whether distribution of his Normal or Early Retirement benefit shall be made (i) in a lump sum, or (ii) in either 5, 10 or 15 annual installments. Any pre-selected distribution option may be changed, provided that such election is received by the Committee at least 6 months before the Participant’s actual Normal Retirement or Early Retirement Date.

7.2.3. Calculation of Installment Amounts. The amount of each installment (if any) shall be determined, as of a Valuation Date, by dividing the amount of the Account as of the Valuation Date as of which the installment is being paid by the number of remaining installment payments to be made (including the payment being determined). After the first installment, the amount of future installments will be determined as of each following December 31 (beginning with the December 31 immediately following the first installment). Such installments shall be actually paid as soon as practicable after each such determination.

7.2.4. Request for Lump Sum Payment. On forms furnished by and filed with the Committee, a Participant who is receiving installments may elect to receive the total remaining balance of the Account (but not part thereof) for any reason, provided that the Account balance will be reduced by a penalty of 10%, with the result that the Participant will receive 90% of the Account balance and 10% of the Account balance will be forfeited to the Employer. The amount of such distribution will be determined as of the Valuation Date coincident with or next following receipt of the request by the Committee and shall be actually paid by the Employer to the Participant as soon as practicable after such determination.

7.3. Benefit Upon Termination of Employment. In the event a Participant separates from service for any reason other than due to his attainment of his Normal or Early Retirement Date, the Participant’s vested Account shall be distributed in full in a single lump sum.

7.4. Payment to Beneficiary.

7.4.1. Pre-Retirement Death Benefit. In the event a Participant dies prior to his Normal or Early Retirement Date, the Beneficiary of such Participant shall receive distribution of the Participant’s vested Account in a single lump sum distribution.

7.4.2. Post-Retirement Death Benefit. In the event a Participant dies after attaining his Normal or Early Retirement Date, the Beneficiary of such Participant shall receive payment of the Participant’s remaining benefit in the same form and in the same manner as the Participant would have received such benefit had the Participant survived; provided, however, the Committee, in its discretion, may direct that such benefits be paid in full in a single lump sum or that such benefits be paid in installments over a shorter period of time.

7.4.3. Additional Death Benefit. If a Participant at the time of death either (a) had a positive Account balance or (b) had a currently effective deferral election under Section 3.1 or 3.2, then the Participant’s Account balance payable to his Beneficiary shall be increased as of the Valuation Date following the Participant’s death by an amount equal to the lesser of:

(i)	200% of the total amount of the Participant’s voluntary deferrals credited to his Account under Sections 3.1 and 3.2 (disregarding, however, (a) any adjustments relating to the Measuring Investments, (b) any prior distributions, and (c) any amounts deemed invested in the Common Stock Measuring Investment pursuant to the Participant’s election); or

(ii)	$2,000,000.

Notwithstanding the foregoing, if the Participant dies by suicide within two (2) years of initial enrollment, this additional death benefit under this Section 7.4.3 will not be added to the Account.

7.5. Designation of Beneficiaries.

7.5.1. Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Committee, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Committee during the Participant’s lifetime.

7.5.2. Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the following classes of automatic Beneficiaries:

Participant’s surviving spouse (unless legally separated)

Representative of Participant’s estate.

7.5.3 Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Committee after the date of the Participant’s death but not later than one hundred eighty (180) days after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Committee. A disclaimer shall be considered to be delivered to the Committee only when actually received by the Committee. The Committee shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan. No other form of attempted disclaimer shall be recognized by the Committee.

7.6. Death Prior to Full Distribution. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Account which is payable to the Beneficiary (and shall not be paid to the Participant’s estate).

7.7. Facility of Payment. In case of the legal disability, including minority, of a Participant or Beneficiary entitled to receive any distribution under this Plan, payment shall be made by the Employers, if the Committee shall be advised of the existence of such condition: (i) to the duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary, or (ii) to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or

Beneficiary, provided such person or institution has satisfied the Committee that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary. Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Employers therefore.

7.8. In-Service Distributions.

7.8.1. Pre-Selected In-Service Distributions. If a Participant so elects upon enrollment in the Plan under Section 3 for any Plan Year, a Participant may elect to receive the vested portion of his Account prior to Termination of Employment under the following rules:

(a)	On forms furnished by and filed with the Committee, each Participant has a one-time opportunity to select one or more in-service distribution dates and amounts with respect to his Account, provided that any such in-service distribution date is at least two years after the Participant’s initial date of participation.

(b)	Only one such distribution will be made in any Plan Year.

(c)	On forms furnished by and filed with the Committee, any pre-selected distribution date may be extended (one time only), provided that such extension must be received by the Committee at least 6 months before the scheduled date of distribution.

(d)	On forms furnished by and filed with the Committee, any pre-selected distribution date may be cancelled (whether or not previously extended), provided that such cancellation must be received by the Committee at least 6 months before the scheduled date of distribution.

(e)	The distribution amount shall be determined as of the Valuation Date coincident with or next following the pre-selected distribution date and shall be actually paid as soon as practicable after such determination.

7.8.2. On Demand In-Service Distributions. On forms furnished by and filed with the Committee, a Participant may request to receive all or part of such Participant’s vested Account prior to Termination of Employment for any reason, provided that the requested distribution amount will be reduced by a penalty equal to 10% of the requested amount, with the result that the Participant will receive 90% of the requested amount and 10% of the requested amount will be forfeited to the Employers. The amount of such distribution shall be determined as of the Valuation Date coincident with or next following receipt of the request by the Committee and shall be actually paid by the Employers to the Participant as soon as practicable after such determination. If a Participant receives such a distribution, such Participant’s deferrals under Section 3 will then cease. The Participant may not again elect to defer compensation until the Enrollment Period for the Plan Year that begins at least 12 months after such distribution.

7.8.3. In-Service Distribution for Financial Hardship. On forms furnished by and filed with the Committee, a Participant may request to receive all or part of such Participant’s vested Account prior to Termination of Employment to alleviate a Financial Hardship. For purposes of the Plan, “Financial Hardship” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant. If a hardship is or may be relieved either (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (c) by cessation of deferrals under this Plan or any 401(k) plan, then the hardship shall not constitute a Financial Hardship for purposes of this Plan. If a Participant receives a distribution due to Financial Hardship, such Participant’s deferrals under Section 3 will then cease. The Participant may not again elect to defer compensation until the Enrollment Period for the Plan Year that begins at least 12 months after such distribution. A Beneficiary of a deceased Participant may also request an early distribution for Financial Hardship.

7.9. Effect of Disability. If the Participant becomes Disabled while actively employed by the Employer or an Affiliate, the Participant may by written notice to and approval of the Committee suspend further deferrals while so Disabled. A Participant suffering a Disability shall continue to be considered employed and eligible for the benefits provided herein unless and until the Committee, in it discretion, determines (solely for purposes of this Plan) that such Participant is deemed to have incurred a separation from service, in which case, the Participant’s vested Account shall be paid in a single lump sum (or in the case of a Participant who is eligible to retire, in accordance with Section 7.3).

7.10. Distributions in Cash. All distributions from this Plan shall be made in cash, except with respect to the portion of a Participant’s Account deemed invested in the Common Stock Measuring Investment which shall be paid in shares of Common Stock (and cash for fractional shares).

SECTION 8

FUNDING OF PLAN

8.1. Unfunded Plan. The obligation of the Employers to make payments under this Plan constitutes only the unsecured (but legally enforceable) joint and several promises of the Employers to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of the Employers. The Employers shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of the Employers. The Employers shall be obligated to pay the cost of this Plan out of its general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the Employers’ obligation to Participants in this Plan and shall not be construed to impose on the Employers the obligation to create any separate fund for purposes of this Plan.

8.2. Corporate Obligation. Neither any officer of any Employer nor any member of the Committee in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Employers for such payments as an unsecured, general creditor. After benefits shall have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Employers in connection with this Plan. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of this Plan by reason of the insolvency of the Employers.

SECTION 9

AMENDMENT AND TERMINATION

9.1. Amendment and Termination. The Board of Directors may unilaterally amend the Plan prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate this Plan both with regard to persons receiving benefits and persons expecting to receive benefits in the future; provided, however, that:

(a)	the benefit, if any, payable to or with respect to a Participant who has had a Termination of Employment as of the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination (but the Board of Directors may terminate the Plan completely and provide for immediate payment of all Accounts under the Plan in single lump sum payments), and

(b)	the benefit, if any, payable to or with respect to each other Participant determined as if such Participant had a Termination of Employment on the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination (but the Board of Directors may terminate the Plan completely and provide for immediate payment of all Accounts under the Plan in single lump sum payments).

9.2. No Oral Amendments. No modification of the terms of the Plan or termination of this Plan shall be effective unless it is in writing and signed on behalf of the Board of Directors by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.

9.3. Plan Binding on Successors. Each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such Employer by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that such Employer would be required to perform it if no such succession had taken place.

SECTION 10

DETERMINATIONS - RULES AND REGULATIONS

10.1. Determinations. The Board of Directors and the Committee shall make such determinations as may be required from time to time in the administration of this Plan. The Board of Directors and the Committee shall have the discretionary authority and responsibility to interpret and construe the Plan and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

10.2. Rules and Regulations. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Committee.

10.3. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Committee pursuant to any provision of the Plan may be signed in the name of the Committee by any officer who has been authorized to make such certification or to give such notices or consents.

10.4. Claims Procedure. The claims procedure set forth in this Section 10.4 shall be the exclusive administrative procedure for the disposition of claims for benefits arising under this Plan.

10.4.1. Original Claim. Any person may, if he or she so desires, file with the Committee a written claim for benefits under this Plan. Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee shall state in writing:

(a)	the specific reasons for the denial;

(b)	the specific references to the pertinent provisions of the Plan on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the claims review procedure set forth in this section.

10.4.2. Review of Denied Claim. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Board of Directors a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Board of Directors shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

10.4.3. General Rules.

(a)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

(b)	All decisions on original claims shall be made by the Committee and all decisions on requests for a review of denied claims shall be made by the Board of Directors.

(c)	The Committee and the Board of Directors may, in their discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(d)	A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Committee and the Board of Directors reserves the right to require the claimant to furnish written authorization. A claimant’s representative shall be entitled, upon request, to copies of all notices given to the claimant.

(e)	The decision of the Committee on a claim and a decision of the Board of Directors on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(f)	Prior to filing a claim or a request for a review of a denied claim, the claimant or his or her representative shall have a reasonable opportunity to review a copy of the Plan and all other pertinent documents in the possession of the Committee and the Board of Directors.

(g)	The Committee and the Board of Directors may permanently or temporarily delegate its responsibilities under this claims procedure to an individual or a committee of individuals.

10.5. Limitations and Exhaustion.

10.5.1. Limitations. No claim shall be considered under these administrative procedures unless it is filed with the Committee within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Committee without regard to the merits of the claim. No legal action (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of:

(a)	two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or

(b)	ninety (90) days after the claimant has exhausted these administrative procedures.

Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods.

10.5.2. Exhaustion Required. The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

(a)	no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

(b)	in any such legal action all explicit and implicit determinations by the Committee and the Board of Directors (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

SECTION 11

PLAN ADMINISTRATION

11.1. Officers. Except as hereinafter provided, functions generally assigned to the Sponsor shall be discharged by its officers or delegated and allocated as provided herein.

11.2. Board of Directors. Notwithstanding the foregoing, the Board of Directors shall have the exclusive authority, which may not be delegated, to amend the Plan or to terminate this Plan.

11.3. Committee. The Committee shall:

(a)	keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plan; notify the Employers of any action taken by the Committee and, when required, notify any other interested person or persons;

(b)	determine from the records of the Employers the compensation, status and other facts regarding Participants and other employees;

(c)	prescribe forms to be used for distributions, notifications, etc., as may be required in the administration of the Plan;

(d)	set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of this Plan;

(e)	perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of this Plan and performing the duties imposed on it by the Board of Directors.

(f)	resolve all questions of administration of the Plan not specifically referred to in this section;

(g)	in accordance with regulations of the Secretary of Labor, provide adequate notice in writing to any claimant whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant; and

(h)	delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the Committee or employees of any Employer, such functions assigned to the Committee hereunder as it may from time to time deem advisable.

If there shall at any time be three (3) or more members of the Committee serving hereunder who are qualified to perform a particular act, the same may be performed, on behalf of all, by a majority of those qualified, with or without the concurrence of the minority. No person who failed to join or concur in such act shall be held liable for the consequences thereof, except to the extent that liability is imposed under ERISA.

11.4. Delegation. The Board of Directors and the members of the Committee shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan or pursuant to procedures set forth in the Plan.

11.5. Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual rights hereunder or the interest of a person superior to him or her in the organization (as distinguished from the rights of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

11.6. Administrator. The Sponsor shall be the administrator for purposes of section 3(16)(A) of ERISA.

11.7. Service of Process. In the absence of any designation to the contrary by the Committee, the General Counsel of the Sponsor and its Board of Directors is designated as the appropriate and exclusive agent for the receipt of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.

11.8. Expenses. All expenses of administering this Plan shall be borne by the Employers.

11.9. Tax Withholding. The Employers shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Employers under applicable law with respect to any amount payable under this Plan.

11.10. Certifications. Information to be supplied or written notices to be made or consents to be given by the Committee pursuant to any provision of this Plan may be signed in the name of the Committee by any officer who has been authorized to make such certification or to give such notices or consents.

11.11. Errors in Computations. The Employers shall not be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Employers and used by the Committee in determining the benefit. The Committee shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

SECTION 12

CONSTRUCTION

12.1. Applicable Laws.

12.1.1. ERISA Status. This Plan is adopted with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly.

12.1.2. IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan.

12.1.3. References to Laws. Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

12.2. Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other employee pension benefit or employee welfare benefit plan.

12.3. Disqualification. Notwithstanding any other provision of the Plan or any election or designation made under this Plan, any potential Beneficiary who feloniously and intentionally kills a Participant shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before such Participant. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Committee shall determine whether the killing was felonious and intentional for this purpose.

12.4. Rules of Document Construction.

(a)	An individual shall be considered to have attained a given age on such individual’s birthday for that age (and not on the day before). Individuals born on February 29 in a leap year shall be considered to have their birthdays on February 28 in each year that is not a leap year.

(b)	Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular paragraph or Section of the Plan unless the context clearly indicates to the contrary.

(c)	The titles given to the various Sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

(d)	Notwithstanding anything apparently to the contrary contained in the Plan, the Plan Statement shall be construed and administered to prevent the duplication of benefits provided under this Plan and any other qualified or nonqualified plan maintained in whole or in part by the Employers.

12.5. Choice of Law. Except to the extent that federal law is controlling, this instrument shall be construed and enforced in accordance with the laws of the State of Maryland.

12.6. No Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between an Employer and any person, nor shall anything herein contained be deemed to give any person any right to be retained in an Employer’s employ or in any way limit or restrict the Employer’s right or power to discharge any person at any time and to treat any person without regard to the effect which such treatment might have upon him or her as a Participant in this Plan. Neither the terms of the Plan nor the benefits under this Plan or the continuance of the Plan shall be a term of the employment of any employee. The Employers shall not be obliged to continue this Plan.

SIGNATURE PAGE

IN WITNESS WHEREOF, this amended and restated Plan is adopted effective as of January 1, 2004.

NOVASTAR MORTGAGE, INC.

By:	/s/ Rodney E. Schwatken
Title:	Vice President and Treasurer